EXHIBIT 5.22

CONSENT OF SLR INTERNATIONAL CORPORATION

The undersigned hereby consents to the use of sections of the report entitled “NI 43-101 Technical Report on the Santa Luz Project, Bahia State, Brazil” with an effective date of June 30, 2020 and a report date of November 30, 2020, pertaining to C1 Underground, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

SLR International Corporation (formerly Roscoe Postle Associates USA Ltd.)

Per:

/s/ Grant A. Malensek
Name:	Grant A. Malensek, M.Eng., P.Eng.
Title:	Technical Director – US Mining Advisory

Dated: October 1, 2024